Exhibit 4.1

FIRST AMENDMENT dated as of June 24, 2014 (this “Amendment”), to the RIGHTS AGREEMENT dated as of November 21, 2013 (the “Rights Agreement”), between HOLOGIC, INC., a Delaware corporation (the “Company”), and AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, a New York limited liability company, as Rights Agent (the “Rights Agent”).

WHEREAS, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof;

WHEREAS, the Company desires to amend the Rights Agreement to accelerate the Final Expiration Date as provided herein and subject to the conditions hereof.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereto hereby agree as follows:

SECTION 1. Capitalized Terms. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Rights Agreement.

SECTION 2. Amendment. The definition of the term “Final Expiration Date” in the Rights Agreement, the Form of Right Certificate attached thereto as Exhibit B, and the Summary of Rights attached thereto as Exhibit C is hereby amended to be June 24, 2014. All references in the Rights Agreement and in Exhibits B and C attached thereto to the Expiration Date, or to November 20, 2014 as the expiration date of the Rights Agreement and the rights plan established thereunder, shall be deemed to refer to June 24, 2014.

SECTION 3. Full Force and Effect. Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect in accordance with the provisions thereof.

SECTION 4. Governing Law. This Amendment shall be deemed to be a contract made under the law of the State of Delaware and for all purposes shall be governed by and construed in accordance with the law of such State applicable to contracts to be made and performed entirely within such State.

SECTION 5. Counterparts; Effectiveness. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. This Amendment and the amendments set forth in Section 2 hereof shall become effective on the date of the execution by the Company and the Rights Agent of this Amendment.

SECTION 6. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

SECTION 7. Rights Agreement as Amended. From and after the date hereof, any reference to the Rights Agreement and the Form of Right Certificate attached thereto shall mean such agreement or certificate, as applicable, as amended hereby.

SECTION 8. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

HOLOGIC, INC.,

By	/s/ Mark J. Casey
	Name:	Mark J. Casey
	Title:	Senior Vice President, Chief Administrative Officer and General Counsel

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Rights Agent

By	/s/ Jennifer Donovan
	Name:	Jennifer Donovan
	Title:	Senior Vice President, Relationship Manager and Regional Manager